Exhibit 15.13

CONSENT OF Groundwater Insight

March 23, 2026

VIA EDGAR

United States Securities and Exchange Commission

Re:	Lithium Argentina AG (the “Company”)
Annual Report on Form 20-F of the Company for the year ended December 31, 2025 (the “Form 20-F”)

Groundwater Insight Inc. hereby consents to the use of its name in connection with reference to its involvement in the preparation of the following technical report (the “Technical Report”):

•
Technical Report titled “2026 Cauchari-Olaroz S-K 1300 Technical Report, Jujuy, Argentina” with an effective date as of February 27, 2026;

and to references to the Technical Report, or portions thereof, included or incorporated by reference in the Form 20-F, which is being filed pursuant to the Securities Exchange Act of 1934, as amended, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to the undersigned in the Form 20-F. This consent extends to any amendments to the Form 20-F.

The undersigned also hereby consents to the use of its name in connection with reference to its involvement in the preparation of the Technical Report, to references to the Technical Report, or portions thereof, and to the inclusion or incorporation by reference of the information derived from the Technical Report related to the undersigned in the registration statements (No. 333-238142, No. 333-227816, and No. 333-282163) on Form S-8. This consent extends to any amendments to the Form S-8s, including post-effective amendments, and any new Form S-8 registration statement filed by the Company incorporating by reference the Form 20-F.

The undersigned further consents to the filing of the Technical Report as an exhibit to the Form 20-F.

Groundwater Insight Inc.

/s/Mark King

Name: Mark King, P.Geo.
Title: President